Exhibit 99.1

E V E R C O R E P A R T N E R S

EVERCORE PARTNERS REPORTS FIRST QUARTER 2012 RESULTS;

QUARTERLY DIVIDEND OF $0.20 PER SHARE

Highlights

•	First Quarter Financial Summary

•	Adjusted Pro Forma Net Revenues of $105.5 million, unchanged from Q1 2011 and down 5% in comparison to the prior quarter

•	Adjusted Pro Forma Net Income from Continuing Operations of $4.3 million, or $0.10 per share, down 62% and 69% compared to Q1 2011 and Q4 2011, respectively

•	U.S. GAAP Net Revenues of $102.8 million, down 4% and 9% compared to Q1 2011 and Q4 2011, respectively

•	U.S. GAAP Net Loss from Continuing Operations of ($3.4) million or ($0.12) per share

•	Investment Banking

•	Advised on the two largest private buyouts year to date: El Paso/Kinder Morgan on the sale of EP Energy and Advent International on its joint acquisition of TransUnion

•	Completed nine equity transactions year to date, including a Mexican REIT transaction for Fibra Uno and a book-run offering for Scorpio Tankers

•	Advised AIA regarding its follow-on offering of shares sold by AIG

•	Announced the addition of two Advisory Senior Managing Directors in Europe

•	Randolph Sesson will join as the Head of European Transportation

•	Steven Wellington will join in Restructuring

•	Investment Management

•	Assets Under Management in consolidated businesses were down 1% to $12.9 billion

•	Repurchased 530,000 shares during the quarter

•	Quarterly dividend of $0.20 per share

NEW YORK, April 26, 2012 – Evercore Partners Inc. (NYSE: EVR) today announced that its Adjusted Pro Forma Net Revenues were $105.5 million for the first quarter ended March 31, 2012, compared with $105.5 million and $111.6 million for the three months ended March 31, 2011 and December 31, 2011, respectively. Adjusted Pro Forma Net Income from Continuing Operations Attributable to Evercore Partners Inc. was $4.3 million, or $0.10 per share, for the first quarter ended March 31, 2012, compared to $11.4 million, or $0.28 per share, for the first quarter ended March 31, 2011 and $14.1 million, or $0.32 per share, for the fourth quarter ended December 31, 2011.

U.S. GAAP Net Revenues were $102.8 million for the quarter ended March 31, 2012, compared to $107.1 million and $112.8 million for the quarters ended March 31, 2011 and December 31, 2011, respectively. U.S. GAAP Net Income (Loss) from Continuing Operations Attributable to Evercore Partners Inc. was ($3.4) million, or ($0.12) per share for the current quarter, compared to $3.6 million, or $0.14 per share, for the three months ended March 31, 2011 and ($3) thousand for the three months ended December 31, 2011.

The Adjusted Pro Forma compensation ratio for the current quarter was 63%, compared to 59% for the same period in 2011 and 56% for the three months ended December 31, 2011. The Adjusted Pro Forma compensation ratio for the trailing twelve months was 60%, down from 61% for the same period in 2011 and up from 59% for the twelve months ended December 31, 2011. The U.S. GAAP compensation ratio for the three months ended March 31, 2012, March 31, 2011 and December 31, 2011 was 79%, 65% and 66%, respectively. The U.S. GAAP trailing twelve-month compensation ratio of 71% compares to 66% for the same period in 2011 and 68% for the twelve months ended December 31, 2011.

Evercore’s quarterly results may fluctuate significantly due to the timing and amount of transaction fees earned, as well as other factors. Accordingly, financial results in any particular quarter may not be representative of future results over a longer period of time.

“As we have explained many times, our business in any given quarter is affected by the timing of transaction closings, over which we virtually have no control. In some quarters we have unanticipated closings, which occurred in the third quarter last year and produced record results for that quarter. In this quarter, the opposite happened, as delayed closings caused disappointing results. But, as we have said in the past, our business is best judged over longer periods, and we are pleased that our Investment Banking revenues for the twelve months ending March 31, 2012 are $424 million, a record for the firm. And, despite our disappointing first quarter in Advisory, all indications suggest that our performance for the full year will again be strong. Our M&A backlogs are at record levels and the second quarter has started very strongly as transactions postponed from the first quarter caused expected Advisory revenues to be well in excess of $50 million in April,” said Ralph Schlosstein, President and Chief Executive Officer. “Our market position continues to consolidate across our platform. We maintained our position in M&A, ranking 8th in announced transactions in the U.S. for the quarter. We gained share in the Institutional Equities business as our equity transaction volume increased by 2%, despite the 20% decline in volumes in the overall market. Our Capital Markets team completed seven transactions in the quarter (nine year to date) helping raise $3.2 billion in capital for clients. In April, the U.S. team completed its first third party transaction as the lead manager. Our Investment Management business also benefited from solid performance and the rise in equity markets, as our Wealth Management business increased assets under management to $3.5 billion and performance exceeded benchmarks for our key institutional products. These performance and market share gains affirm our key strategies and position the Firm solidly as markets continue to recover.”

“Our growth outlook remains favorable, and we will continue to add talent steadily and build out the Firm. We were particularly pleased to announce the addition of two Senior Managing Directors in London. Randolph Sesson, who will head European Transportation, and Steve Wellington, who will join our Restructuring team,” said Roger Altman, Executive Chairman. “Global merger and acquisition volume is down year to date, but that trend should reverse. Last Fall’s turbulent financial market environment froze deal activity, and given lead times, it takes a while to restart it. But, the fundamentals remain sound, and we continue to gain market share. Our expectation is that the full year will be a good one for Evercore.”

Consolidated U.S. GAAP and Adjusted Pro Forma Selected Financial Data (Unaudited)

	U.S. GAAP
	Three Months Ended			% Change vs.
	March 31, 2012	December 31, 2011	March 31, 2011	December 31, 2011	March 31, 2011
	(dollars in thousands)
Net Revenues	$102,798	$112,781	$107,098	(9)%	(4)%
Operating Income (Loss)	$(12,143)	$(1,009)	$11,764	NM	NM
Net Income (Loss) from Continuing Operations Attributable to Evercore Partners Inc.	$(3,368)	$(3)	$3,618	NM	NM
Diluted Earnings (Loss) Per Share from Continuing Operations	$(0.12)	$—	$0.14	NM	NM
Compensation Ratio	79%	66%	65%
Operating Margin	(12)%	(1)%	11%

	Adjusted Pro Forma
	Three Months Ended			% Change vs.
	March 31, 2012	December 31, 2011	March 31, 2011	December 31, 2011	March 31, 2011
	(dollars in thousands)
Net Revenues	$105,521	$111,624	$105,470	(5)%	—%
Operating Income	$8,931	$19,605	$21,362	(54)%	(58)%
Net Income from Continuing Operations Attributable to Evercore Partners Inc.	$4,317	$14,067	$11,437	(69)%	(62)%
Diluted Earnings Per Share from Continuing Operations	$0.10	$0.32	$0.28	(69)%	(64)%
Compensation Ratio	63%	56%	59%
Operating Margin	8%	18%	20%

The U.S. GAAP and Adjusted Pro Forma results for March 31, 2011 and December 31, 2011 present the continuing operations of the Company, which exclude amounts related to Evercore Asset Management (“EAM”), whose operations were discontinued during the fourth quarter of 2011. See page A-1 for the full financial results of the Company including its discontinued operations.

Throughout the discussion of Evercore’s business segments, information is presented on an Adjusted Pro Forma basis, which is an unaudited non-generally accepted accounting principles (“non-GAAP”) measure. Adjusted Pro Forma results begin with information prepared in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”) adjusted to exclude certain items and reflect the conversion of vested and unvested Evercore LP Units into Class A shares. Evercore believes that the disclosed Adjusted Pro Forma measures and any adjustments thereto, when presented in conjunction with comparable U.S. GAAP measures, are useful to investors to compare Evercore’s results across several periods and facilitate an understanding of Evercore’s operating results. Evercore uses these measures to evaluate its operating performance, as well as the performance of individual employees. These measures should not be considered a substitute for, or superior to, measures of financial performance prepared in accordance with U.S. GAAP. For more information about the Adjusted Pro Forma basis of reporting used by management to evaluate the performance of Evercore and each line of business, including reconciliations of U.S. GAAP results to an Adjusted Pro Forma basis, see pages A-2 through A-11 included in Annex I. These Adjusted Pro Forma amounts are allocated to the Company’s two business segments: Investment Banking and Investment Management.

Business Line Reporting

A discussion of Adjusted Pro Forma revenues and expenses from continuing operations is presented below for the Investment Banking and Investment Management segments. Unless otherwise stated, all of the financial measures presented in this discussion are Adjusted Pro Forma measures. For a reconciliation of the Adjusted Pro Forma segment data to U.S. GAAP results, see pages A-2 to A-11 in Annex I.

Investment Banking

For the three months ended March 31, 2012, Evercore’s Investment Banking segment reported net revenues of $85.0 million, which represents an increase of 5% from the same quarter last year and a decrease of 6% from the previous quarter. Operating income of $7.5 million decreased by 60% from the same quarter last year and in comparison to the prior quarter. Operating margins decreased to 9% in the first quarter of 2012. The Company had 56 Investment Banking Senior Managing Directors at March 31, 2012.

	Adjusted Pro Forma
	Three Months Ended
	March 31, 2012	December 31, 2011	March 31, 2011
	(dollars in thousands)
Net Revenues:
Investment Banking	$84,620	$89,485	$80,201
Other Revenue, net	360	816	380

Net Revenues	84,980	90,301	80,581

Expenses:
Employee Compensation and Benefits	54,462	49,008	47,475
Non-compensation Costs	23,011	22,543	14,213

Total Expenses	77,473	71,551	61,688

Operating Income	$7,507	$18,750	$18,893

Compensation Ratio	64%	54%	59%
Operating Margin	9%	21%	23%

	U.S. GAAP
	Three Months Ended
	March 31, 2012	December 31, 2011	March 31, 2011
	(dollars in thousands)
Net Revenues:
Investment Banking	$84,495	$92,854	$83,052
Other Revenue, net	(710)	(251)	(673)

Net Revenues	83,785	92,603	82,379

Expenses:
Employee Compensation and Benefits	68,229	61,304	53,362
Non-compensation Costs	26,854	30,032	18,315
Special Charges	—	1,268	—

Total Expenses	95,083	92,604	71,677

Operating Income (Loss)	$(11,298)	$(1)	$10,702

Compensation Ratio	81%	66%	65%
Operating Margin	(13)%	—%	13%

Revenues

For the three months ended March 31, 2012, revenues were $84.6 million. Investment Banking earned advisory fees from 104 clients (vs. 79 in Q1 2011 and 127 in Q4 2011) and fees in excess of $1 million from 17 clients (vs. 18 in Q1 2011 and 26 in Q4 2011). The Institutional Equities business contributed revenues of $5.2 million, a 10% increase over the prior quarter. The Research team has expanded the number of companies under coverage to 234 and the sales force has now opened accounts with more than 250 clients. The Private Funds Group closed one capital raise during the quarter.

Expenses

For the quarter ended March 31, 2012, compensation costs were $54.5 million, an increase of 15% from the first quarter of last year and an 11% increase from the previous quarter. The trailing twelve-month compensation ratio was 60%, down from 61% in Q1 2011 and up from 59% in Q4 2011. For the three months ended March 31, 2012, Evercore’s Investment Banking compensation ratio was 64%, versus the compensation ratio reported for the three months ended March 31, 2011 and December 31, 2011 of 59% and 54%, respectively.

Non-compensation costs for the current quarter of $23.0 million increased 62% from the same period last year and 2% from last quarter. The increase in costs over the same period last year reflects the Lexicon acquisition and broader growth of the Investment Banking business. The sequential quarter over quarter increase was driven principally by higher occupancy costs. The ratio of non-compensation costs to revenue for the current quarter was 27%, compared to 18% in the same quarter last year and 25% in the previous quarter.

Expenses in the Institutional Equities business were $6.6 million for the quarter, a decrease of 37% from the previous quarter which reflected elevated compensation costs associated with the addition of new personnel.

Our new Investment Banking businesses had modest losses in the first quarter. Evercore’s share of the loss in our Institutional Equities business was $0.9 million pre-tax, resulting from the more than 20% decline in equity markets trading volume and late quarter resurgence of equity underwriting activity. Our Private Funds business had a very modest loss due to timing of expected fund closings. We continue to expect both businesses to contribute to profitability on a full year basis in 2012.

Investment Management

For the quarter ended March 31, 2012, Investment Management reported net revenues and operating income of $20.5 million and $1.4 million, respectively. Investment Management reported an operating margin of 7% for the current quarter. As of March 31, 2012 Investment Management had $12.9 billion of AUM.

	Adjusted Pro Forma
	Three Months Ended
	March 31, 2012	December 31, 2011	March 31, 2011
	(dollars in thousands)
Net Revenues:
Investment Management Revenues	$20,388	$21,251	$24,724
Other Revenue, net	153	72	165

Net Revenues	20,541	21,323	24,889

Expenses:
Employee Compensation and Benefits	11,972	13,022	14,919
Non-compensation Costs	7,145	7,446	7,501

Total Expenses	19,117	20,468	22,420

Operating Income	$1,424	$855	$2,469

Compensation Ratio	58%	61%	60%
Operating Margin	7%	4%	10%

	U.S. GAAP
	Three Months Ended
	March 31, 2012	December 31, 2011	March 31, 2011
	(dollars in thousands)
Net Revenues:
Investment Management Revenues	$19,764	$21,007	$25,444
Other Revenue, net	(751)	(829)	(725)

Net Revenues	19,013	20,178	24,719

Expenses:
Employee Compensation and Benefits	12,498	13,576	15,735
Non-compensation Costs	7,360	7,610	7,922

Total Expenses	19,858	21,186	23,657

Operating Income (Loss)	$(845)	$(1,008)	$1,062

Compensation Ratio	66%	67%	64%
Operating Margin	(4)%	(5)%	4%

Revenues

For the quarter ended March 31, 2012, Investment Management reported revenue of $20.4 million, which reflects a decrease from the same period last year of 18% and a decrease from the previous quarter of 4%. AUM of $12.9 billion declined 1% in comparison to the fourth quarter of last year as net outflows of $1.1 billion were offset by $1.0 billion of market appreciation. AUM decreased by 25% from the same period last year, due primarily to outflows in our institutional business.

Investment Management Revenue Components

	Adjusted Pro Forma
	Three Months Ended
	March 31, 2012	December 31, 2011	March 31, 2011
	(dollars in thousands)
Investment Advisory and Management Fees
Wealth Management	$4,525	$4,137	$3,468
Institutional Asset Management (1)	12,466	13,828	17,814
Private Equity	1,735	2,437	1,715

Total Investment Advisory and Management Fees	18,726	20,402	22,997

Realized and Unrealized Gains (Losses)
Institutional Asset Management	1,212	871	1,167
Private Equity	(307)	(348)	942

Total Realized and Unrealized Gains (Losses)	905	523	2,109

Equity in Earnings of Affiliates (2)	757	326	(382)

Investment Management Revenues	$20,388	$21,251	$24,724

(1)	Management fees from Institutional Asset Management were $12.6 million and $13.9 million for the three months ended March 31, 2012 and December 31, 2011, respectively, on a U.S. GAAP basis, excluding the reduction of revenues for client-related expenses.
(2)	Equity in Pan, G5 and ABS on a U.S. GAAP basis are reclassified from Investment Management Revenue to Income (Loss) from Equity Method Investments.

Investment Advisory and Management fees of $18.7 million for the quarter ended March 31, 2012 declined compared to the same period a year ago, as higher fees in Wealth Management were offset by declines in Institutional Asset Management. Fees earned in the current quarter decreased in comparison to the fees earned in the previous quarter, reflecting the decline in AUM reported at the end of the fourth quarter in 2011.

Equity in earnings of affiliates increased to $0.8 million reflecting a full quarter earnings contribution from ABS Investment Management.

Expenses

Expenses for the quarter ended March 31, 2012 of $19.1 million decreased from the same period last year and from the previous quarter by 15% and 7%, respectively. The decrease from prior quarters primarily reflects lower compensation expense consistent with the overall decline in revenues.

Other U.S. GAAP Expenses

Evercore’s Adjusted Pro Forma Net Income Attributable to Evercore Partners Inc. for the three months ended March 31, 2012 was higher than U.S. GAAP as a result of the exclusion of expenses associated with the vesting of IPO equity awards and awards granted in conjunction with the Lexicon acquisition and certain business acquisition related costs. In addition, for Adjusted Pro Forma purposes, client related expenses and expenses associated with revenue-sharing engagements with third parties have been presented as a reduction from Revenues and Non-compensation costs. Further details of these expenses, as well as an explanation of similar expenses for the three months ended March 31, 2011 and the three months ended December 31, 2011, are included in Annex I, pages A-2 to A-11.

Non-controlling Interests

Non-controlling Interests in certain subsidiaries are owned by the principals and strategic investors in these businesses. Evercore’s equity ownership percentages in these businesses range from 51% to 86%. For the periods ended March 31, 2012 and 2011 and December 31, 2011 the gain (loss) allocated to non-controlling interests was as follows:

	Net Gain (Loss) Allocated to Noncontrolling Interests
	Three Months Ended
	March 31, 2012	December 31, 2011	March 31, 2011
	(dollars in thousands)
Segment
Investment Banking (1)	$(278)	$(2,112)	$(714)
Investment Management (1)	274	(1)	929

Total	$(4)	$(2,113)	$215

(1)	The difference between Adjusted Pro Forma and U.S. GAAP Noncontrolling Interests relates primarily to intangible amortization expense which is eliminated for ETC.

Income Taxes

For the three months ended March 31, 2012, Evercore’s Adjusted Pro Forma effective tax rate was 38%, compared to 40% for the three months ended March 31, 2011.

For the three months ended March 31, 2012, Evercore’s U.S. GAAP effective tax rate was approximately 48%, compared to 36% for the three months ended March 31, 2011. The effective tax rate for U.S. GAAP purposes reflects significant adjustments relating to the tax treatment of certain compensation transactions, as well as the non-controlling interest associated with Evercore LP Units.

Balance Sheet

The Company continues to maintain a strong balance sheet, holding cash, cash equivalents and marketable securities of $148.4 million at March 31, 2012. Current assets exceed current liabilities by $187.2 million at March 31, 2012. Amounts due related to the Long-Term Notes Payable were $100.1 million at March 31, 2012.

During the quarter the Company repurchased approximately 530,000 shares at an average cost of $28.54 per share.

Dividend

On April 24, 2012, the Board of Directors of Evercore declared a quarterly dividend of $0.20 per share to be paid on June 8, 2012 to common stockholders of record on May 25, 2012.

Conference Call

Investors and analysts may participate in the live conference call by dialing (800) 591-6930 (toll-free domestic) or (617) 614-4908 (international); passcode: 61280580. Please register at least 10 minutes before the conference call begins. A replay of the call will be available for one week via telephone starting approximately one hour after the call ends. The replay can be accessed at (888) 286-8010 (toll-free domestic) or (617) 801-6888 (international); passcode: 34991038. A live webcast of the conference call will be available on the Investor Relations section of Evercore’s website at www.evercore.com. The webcast will be archived on Evercore’s website for 30 days after the call.

About Evercore Partners

Evercore Partners is a leading independent investment banking advisory firm. Evercore’s Investment Banking business advises its clients on mergers, acquisitions, divestitures, restructurings, financings, public offerings, private placements and other strategic transactions and also provides institutional investors with high quality research, sales and trading execution that is free of the conflicts created by proprietary activities; Evercore’s Investment Management business comprises wealth management, institutional asset management and private equity investing. Evercore serves a diverse set of clients around the world from its offices in New York, Boston, Chicago, Houston, Los Angeles, Minneapolis, San Francisco, Washington D.C., London, Aberdeen, Scotland, Mexico City and Monterrey, Mexico, Hong Kong and Rio de Janeiro and São Paulo, Brazil. More information about Evercore can be found on the Company’s website at www.evercore.com.

Investor Contact:	Robert B. Walsh Chief Financial Officer, Evercore Partners 212-857-3100

Media Contact:	Carina Davidson The Abernathy MacGregor Group, for Evercore Partners 212-371-5999

Basis of Alternative Financial Statement Presentation

Adjusted Pro Forma results are a non-GAAP measure. Evercore believes that the disclosed Adjusted Pro Forma measures and any adjustments thereto, when presented in conjunction with comparable U.S. GAAP measures, are useful to investors to compare Evercore’s results across several periods and better reflect management’s view of operating results. These measures should not be considered a substitute for, or superior to, measures of financial performance prepared in accordance with U.S. GAAP. A reconciliation of U.S. GAAP results to Adjusted Pro Forma results is presented in the tables included in Annex I.

Forward-Looking Statements

This release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, which reflect our current views with respect to, among other things, Evercore’s operations and financial performance. In some cases, you can identify these forward-looking statements by the use of words such as “outlook,” “believes,” “expects,” “potential,” “continues,” “may,” “will,” “should,” “seeks,” “approximately,” “predicts,” “intends,” “plans,” “estimates,” “anticipates” or the negative version of these words or other comparable words. All statements other than statements of historical fact included in this presentation are forward-looking statements and are based on various underlying assumptions and expectations and are subject to known and unknown risks, uncertainties and assumptions, and may include projections of our future financial performance based on our growth strategies and anticipated trends in Evercore’s business. Accordingly, there are or will be important factors that could cause actual outcomes or results to differ materially from those indicated in these statements. Evercore believes these factors include, but are not limited to, those described under “Risk Factors” discussed in Evercore’s Annual Report on Form 10-K for the year ended December 31, 2011, subsequent quarterly reports on Form 10-Q, current reports in Form 8-K and Registration Statements. These factors should not be construed as exhaustive and should be read in conjunction with the other cautionary statements that are included in this release. In addition, new risks and uncertainties emerge from time to time, and it is not possible for Evercore to predict all risks and uncertainties, nor can Evercore assess the impact of all factors on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements. Accordingly, you should not rely upon forward-looking statements as a prediction of actual results and Evercore does not assume any responsibility for the accuracy or completeness of any of these forward-looking statements. Evercore undertakes no obligation to publicly update or review any forward-looking statement, whether as a result of new information, future developments or otherwise.

With respect to any securities offered by any private equity fund referenced herein, such securities have not been and will not be registered under the Securities Act of 1933, as amended, and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements.

ANNEX I

EVERCORE PARTNERS INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

THREE MONTHS ENDED MARCH 31, 2012 AND 2011

(dollars in thousands, except per share data)

(UNAUDITED)

	Three Months Ended March 31,
	2012	2011
Revenues
Investment Banking Revenue	$84,495	$83,052
Investment Management Revenue	19,764	25,444
Other Revenue	2,296	3,696

Total Revenues	106,555	112,192
Interest Expense (1)	3,757	5,094

Net Revenues	102,798	107,098

Expenses
Employee Compensation and Benefits	80,727	69,097
Occupancy and Equipment Rental	8,245	5,118
Professional Fees	7,056	7,981
Travel and Related Expenses	6,733	4,513
Communications and Information Services	2,788	2,044
Depreciation and Amortization	5,362	2,957
Acquisition and Transition Costs	73	533
Other Operating Expenses	3,957	3,091

Total Expenses	114,941	95,334

Income (Loss) Before Income from Equity Method Investments and Income Taxes	(12,143)	11,764
Income from Equity Method Investments	2,385	400

Income (Loss) Before Income Taxes	(9,758)	12,164
Provision (Benefit) for Income Taxes	(4,638)	4,436

Net Income (Loss) from Continuing Operations	(5,120)	7,728

Discontinued Operations
Income (Loss) from Discontinued Operations	—	(589)
Provision (Benefit) for Income Taxes	—	(178)
Net Income (Loss) Attributable to Noncontrolling Interest	—	(381)

Net Income (Loss) from Discontinued Operations	—	(30)

Net Income (Loss)	(5,120)	7,698
Net Income (Loss) Attributable to Noncontrolling Interest	(1,752)	4,110

Net Income (Loss) Attributable to Evercore Partners Inc.	$(3,368)	$3,588

Net Income (Loss) Attributable to Evercore Partners Inc. Common Shareholders:
From Continuing Operations	$(3,389)	$3,597
From Discontinued Operations	—	(30)

Net Income (Loss) Attributable to Evercore Partners Inc.	$(3,389)	$3,567

Weighted Average Shares of Class A Common Stock Outstanding:
Basic	29,101	22,677
Diluted	29,101	26,398

Basic Net Income (Loss) Per Share Attributable to Evercore Partners Inc. Common Shareholders:
From Continuing Operations	$(0.12)	$0.16
From Discontinued Operations	—	—

Net Income Attributable to Evercore Partners Inc.	$(0.12)	$0.16

Diluted Net Income (Loss) Per Share Attributable to Evercore Partners Inc. Common Shareholders:
From Continuing Operations	$(0.12)	$0.14
From Discontinued Operations	—	—

Net Income (Loss) Attributable to Evercore Partners Inc.	$(0.12)	$0.14

[1]	Includes interest expense on long-term debt and interest expense on short-term repurchase agreements.

Adjusted Pro Forma Results

Throughout the discussion of Evercore’s business segments, information is presented on an Adjusted Pro Forma basis, which is a non-generally accepted accounting principles (“non-GAAP”) measure. Adjusted Pro Forma results begin with information prepared in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”), adjusted to exclude certain items and reflect the conversion of vested and unvested Evercore LP Units, and other IPO related restricted stock unit awards, into Class A shares. Evercore believes that the disclosed Adjusted Pro Forma measures and any adjustments thereto, when presented in conjunction with comparable U.S. GAAP measures, are useful to investors to compare Evercore’s results across several periods and facilitate an understanding of Evercore’s operating results. The Company uses these measures to evaluate its operating performance, as well as the performance of individual employees. These measures should not be considered a substitute for, or superior to, measures of financial performance prepared in accordance with U.S. GAAP. These Adjusted Pro Forma amounts are allocated to the Company’s two business segments: Investment Banking and Investment Management. The differences between Adjusted Pro Forma and U.S. GAAP results are as follows:

1.	Assumed Vesting of Evercore LP Units and Exchange into Class A Shares. The Company incurred expenses, primarily, in Employee Compensation and Benefits, resulting from the modification of Evercore LP Units, which will vest generally over a five-year period. The Adjusted Pro Forma results assume these LP Units have vested and have been exchanged for Class A shares. Accordingly, any expense associated with these units and related awards is excluded from Adjusted Pro Forma results and the noncontrolling interest related to these units is converted to controlling interest. The Company’s Management believes that it is useful to provide the per-share effect associated with the assumed conversion of these previously granted but unvested equity, and thus the Adjusted Pro Forma results reflect the vesting of all unvested Evercore LP partnership units and IPO related restricted stock unit awards.

2.	Vesting of Contingently Vested Equity Awards. The Company incurred expenses in Employee Compensation and Benefits, resulting from the vesting of awards issued at the time of the IPO. These awards vest upon the occurrence of specified vesting events rather than merely the passage of time and continued service. In periods prior to the completion of the June 2011 offering, we concluded that it was not probable that the vesting conditions would be achieved. Accordingly, we had not been accruing compensation expense relating to these unvested stock-based awards. The completion of the June 2011 offering resulted in Messrs. Altman, Beutner and Aspe, and trusts benefiting their families and permitted transferees, collectively, ceasing to beneficially own at least 50% of the aggregate Evercore LP partnership units owned by them on the date of the internal reorganization, resulting in the vesting of these awards.

3.	Expenses Associated with Business Combinations. The following expenses resulting from business combinations have been excluded from Adjusted Pro Forma results because the Company’s Management believes that operating performance is more comparable across periods excluding the effects of these acquisition-related charges;

a.	Amortization of Intangible Assets. Amortization of intangible assets related to the Protego acquisition, the Braveheart acquisition and the acquisitions of SFS and Lexicon.

b.	Compensation Charges. Expenses for deferred share-based and cash consideration and retention awards associated with the acquisition of Lexicon, as well as base salary adjustments for Lexicon employees for the period preceding the acquisition.

c.	Special Charges. Expenses related to the charge associated with lease commitments for exited office space in conjunction with the acquisition of Lexicon as well as for other professional fees in connection with the Lexicon acquisition.

4.	Client Related Expenses. The Company has reflected the reclassification of client related expenses, expenses associated with revenue sharing engagements with third parties and provisions for uncollected receivables, as a reduction of revenue. The Company’s Management believes that this adjustment results in more meaningful key operating ratios, such as compensation to net revenues and operating margin.

5.	Income Taxes. Evercore is organized as a series of Limited Liability Companies, Partnerships, a C-Corporation and a Public Corporation and therefore, not all of the Company’s income is subject to corporate-level taxes. As a result, adjustments have been made to the Adjusted Pro Forma earnings to assume that the Company has adopted a conventional corporate tax structure and is taxed as a C-Corporation in the U.S. at the prevailing corporate rates, that all deferred tax assets relating to foreign operations are fully realizable within the structure on a consolidated basis and that adjustments for deferred tax assets related to the ultimate tax deductions for equity-based compensation awards are made directly to stockholders’ equity. This assumption is consistent with the assumption that all Evercore LP Units are vested and exchanged into Class A shares, as discussed in Item 1 above, as the assumed exchange would change the tax structure of the Company.

6.	Presentation of Interest Expense. The Adjusted Pro Forma results present interest expense on short-term repurchase agreements, within the Investment Management segment, in Other Revenues, net, as the Company’s Management believes it is more meaningful to present the spread on net interest resulting from the matched financial assets and liabilities. In addition, Adjusted Pro Forma Investment Banking and Investment Management Operating Income is presented before interest expense on long-term debt, which is included in interest expense on a U.S. GAAP basis.

7.	Presentation of Income (Loss) from Equity Method Investments. The Adjusted Pro Forma results present Income (Loss) from Equity Method Investments within Revenue as the Company’s Management believes it is a more meaningful presentation.

EVERCORE PARTNERS INC.

U.S. GAAP RECONCILIATION TO ADJUSTED PRO FORMA

(dollars in thousands)

(UNAUDITED)

	Three Months Ended
	March 31, 2012	December 31, 2011	March 31, 2011
Net Revenues—U.S. GAAP (a)	$102,798	$112,781	$107,098
Client Related Expenses (1)	(1,636)	(3,380)	(3,971)
Income from Equity Method Investments (2)	2,385	255	400
Interest Expense on Long-term Debt (3)	1,974	1,968	1,943

Net Revenues—Adjusted Pro Forma (a)	$105,521	$111,624	$105,470

Compensation Expense—U.S. GAAP (a)	$80,727	$74,880	$69,097
Amortization of LP Units and Certain Other Awards (4)	(4,648)	(5,961)	(6,703)
Acquisition Related Compensation Charges (6)	(9,645)	(6,889)	—

Compensation Expense—Adjusted Pro Forma (a)	$66,434	$62,030	$62,394

Operating Income (Loss)—U.S. GAAP (a)	$(12,143)	$(1,009)	$11,764
Income from Equity Method Investments (2)	2,385	255	400

Pre-Tax Income (Loss)—U.S. GAAP (a)	(9,758)	(754)	12,164
Amortization of LP Units and Certain Other Awards (4)	4,742	6,279	6,703
Acquisition Related Compensation Charges (6)	9,645	6,889	—
Special Charges (7)	—	1,268	—
Intangible Asset Amortization (8a)	2,328	3,955	552

Pre-Tax Income—Adjusted Pro Forma (a)	6,957	17,637	19,419
Interest Expense on Long-term Debt (3)	1,974	1,968	1,943

Operating Income—Adjusted Pro Forma (a)	$8,931	$19,605	$21,362

Provision (Benefit) for Income Taxes—U.S. GAAP (a)	$(4,638)	$1,080	$4,436
Income Taxes (9)	7,282	4,603	3,331

Provision for Income Taxes—Adjusted Pro Forma (a)	$2,644	$5,683	$7,767

Net Income (Loss) from Continuing Operations (a)	$(5,120)	$(1,834)	$7,728
Net Income (Loss) Attributable to Noncontrolling Interest (a)	(1,752)	(1,831)	4,110

Net Income (Loss) from Continuing Operations Attributable to Evercore Partners Inc.—U.S. GAAP (a)	(3,368)	(3)	3,618
Amortization of LP Units and Certain Other Awards (4)	4,742	6,279	6,703
Acquisition Related Compensation Charges (6)	9,645	6,889	—
Special Charges (7)	—	1,268	—
Intangible Asset Amortization (8a)	2,328	3,955	552
Income Taxes (9)	(7,282)	(4,603)	(3,331)
Noncontrolling Interest (10)	(1,748)	282	3,895

Net Income from Continuing Operations Attributable to Evercore Partners Inc.—Adjusted Pro Forma (a)	$4,317	$14,067	$11,437

Diluted Shares Outstanding—U.S. GAAP	29,101	28,609	26,398
Warrants (11)	1,186	844	—
Vested Partnership Units (11)	7,656	6,475	9,607
Unvested Partnership Units (11)	2,987	4,389	4,525
Unvested Restricted Stock Units—Event Based (11)	12	12	558
Acquisition Related Share Issuance (6)	1,915	2,018	—
Unvested Restricted Stock Units —Service Based (11)	1,578	1,552	—

Diluted Shares Outstanding—Adjusted Pro Forma	44,435	43,899	41,088

Key Metrics: (b)
Diluted Earnings (Loss) Per Share from Continuing Operations—U.S. GAAP (c)	$(0.12)	$—	$0.14
Diluted Earnings Per Share from Continuing Operations—Adjusted Pro Forma (c)	$0.10	$0.32	$0.28

Compensation Ratio—U.S. GAAP	79%	66%	65%
Compensation Ratio—Adjusted Pro Forma	63%	56%	59%

Operating Margin—U.S. GAAP	-12%	-1%	11%
Operating Margin—Adjusted Pro Forma	8%	18%	20%

Effective Tax Rate—U.S. GAAP	48%	-143%	36%
Effective Tax Rate—Adjusted Pro Forma	38%	32%	40%

(a)	Represents the Company’s results from Continuing Operations.
(b)	Reconciliations of the key metrics from U.S. GAAP to Adjusted Pro Forma are a derivative of the reconciliations of their components above.
(c)	For Earnings Per Share purposes, Net Income Attributable to Evercore Partners Inc. is reduced by $21 of accretion for the three months ended March 31, 2012, December 31, 2011, and March 31, 2011 related to the Company's noncontrolling interest in Trilantic Capital Partners.

EVERCORE PARTNERS INC.

U.S. GAAP RECONCILIATION TO ADJUSTED PRO FORMA

TRAILING TWELVE MONTHS

(dollars in thousands)

(UNAUDITED)

	Consolidated
	Twelve Months Ended
	March 31, 2012	December 31, 2011	March 31, 2011
Net Revenues—U.S. GAAP	$519,964	$524,264	$395,894
Client Related Expenses (1)	(10,313)	(12,648)	(9,421)
Income from Equity Method Investments (2)	2,904	919	23
Interest Expense on Long-term Debt (3)	7,848	7,817	7,727

Net Revenues—Adjusted Pro Forma	$520,403	$520,352	$394,223

Compensation Expense—U.S. GAAP	$369,310	$357,680	$262,236
Amortization of LP Units and Certain Other Awards (4)	(21,652)	(23,707)	(21,794)
IPO Related Restricted Stock Unit Awards (5)	(11,389)	(11,389)	—
Acquisition Related Compensation Charges (6)	(24,263)	(14,618)	—

Compensation Expense—Adjusted Pro Forma	$312,006	$307,966	$240,442

Compensation Ratio—U.S. GAAP (a)	71%	68%	66%
Compensation Ratio—Adjusted Pro Forma (a)	60%	59%	61%

	Investment Banking
	Twelve Months Ended
	March 31, 2012	December 31, 2011	March 31, 2011
Net Revenues—U.S. GAAP	$429,530	$428,124	$307,711
Client Related Expenses (1)	(9,914)	(12,044)	(8,931)
Income from Equity Method Investments (2)	1,947	1,101	798
Interest Expense on Long-term Debt (3)	4,255	4,238	4,187

Net Revenues—Adjusted Pro Forma	$425,818	$421,419	$303,765

Compensation Expense—U.S. GAAP	$308,937	$294,070	$203,846
Amortization of LP Units and Certain Other Awards (4)	(19,050)	(20,815)	(18,560)
IPO Related Restricted Stock Unit Awards (5)	(8,906)	(8,906)	—
Acquisition Related Compensation Charges (6)	(24,263)	(14,618)	—

Compensation Expense—Adjusted Pro Forma	$256,718	$249,731	$185,286

Compensation Ratio—U.S. GAAP (a)	72%	69%	66%
Compensation Ratio—Adjusted Pro Forma (a)	60%	59%	61%

(a)	Reconciliations of the key metrics from U.S. GAAP to Adjusted Pro Forma are a derivative of the reconciliations of their components above.

EVERCORE PARTNERS INC.

ADJUSTED PRO FORMA SEGMENT RECONCILIATION TO U.S. GAAP

FOR THE THREE MONTHS ENDED MARCH 31, 2012

(dollars in thousands)

(UNAUDITED)

	Investment Banking Segment
	Three Months Ended March 31, 2012
	Non-GAAP Adjusted Pro Forma Basis	Adjustments		U.S. GAAP Basis
Net Revenues:
Investment Banking Revenue	$84,620	$(125	)(1)(2)	$84,495
Other Revenue, net	360	(1,070	)(3)	(710)

Net Revenues	84,980	(1,195)		83,785

Expenses:
Employee Compensation and Benefits	54,462	13,767	(4)(6)	68,229
Non-compensation Costs	23,011	3,843	(4)(8)	26,854

Total Expenses	77,473	17,610		95,083

Operating Income (Loss) from Continuing Operations	$7,507	$(18,805)		$(11,298)

Compensation Ratio (a)	64%			81%
Operating Margin (a)	9%			(13)%

	Investment Management Segment
	Three Months Ended March 31, 2012
	Non-GAAP Adjusted Pro Forma Basis	Adjustments		U.S. GAAP Basis
Net Revenues:
Investment Management Revenue	$20,388	$(624	)(1)(2)	$19,764
Other Revenue, net	153	(904	)(3)	(751)

Net Revenues	20,541	(1,528)		19,013

Expenses:
Employee Compensation and Benefits	11,972	526	(4)	12,498
Non-compensation Costs	7,145	215	(8)	7,360

Total Expenses	19,117	741		19,858

Operating Income (Loss) from Continuing Operations	$1,424	$(2,269)		$(845)

Compensation Ratio (a)	58%			66%
Operating Margin (a)	7%			(4)%

(a)	Reconciliations of the key metrics from U.S. GAAP to Adjusted Pro Forma are a derivative of the reconciliations of their components above.

EVERCORE PARTNERS INC.

ADJUSTED PRO FORMA SEGMENT RECONCILIATION TO U.S. GAAP

FOR THE THREE MONTHS ENDED DECEMBER 31, 2011

(dollars in thousands)

(UNAUDITED)

	Investment Banking Segment
	Three Months Ended December 31, 2011
	Non-GAAP Adjusted Pro Forma Basis	Adjustments		U.S. GAAP Basis
Net Revenues:
Investment Banking Revenue	$89,485	$3,369	(1)(2)	$92,854
Other Revenue, net	816	(1,067	)(3)	(251)

Net Revenues	90,301	2,302		92,603

Expenses:
Employee Compensation and Benefits	49,008	12,296	(4)(6)	61,304
Non-compensation Costs	22,543	7,489	(4)(8)	30,032
Special Charges	—	1,268	(7)	1,268

Total Expenses	71,551	21,053		92,604

Operating Income (Loss) from Continuing Operations	$18,750	$(18,751)		$(1)

Compensation Ratio (a)	54%			66%
Operating Margin (a)	21%			—%

	Investment Management Segment
	Three Months Ended December 31, 2011
	Non-GAAP Adjusted Pro Forma Basis	Adjustments		U.S. GAAP Basis
Net Revenues:
Investment Management Revenue	$21,251	$(244	)(1)(2)	$21,007
Other Revenue, net	72	(901	)(3)	(829)

Net Revenues	21,323	(1,145)		20,178

Expenses:
Employee Compensation and Benefits	13,022	554	(4)	13,576
Non-compensation Costs	7,446	164	(8)	7,610

Total Expenses	20,468	718		21,186

Operating Income (Loss) from Continuing Operations	$855	$(1,863)		$(1,008)

Compensation Ratio (a)	61%			67%
Operating Margin (a)	4%			(5)%

(a)	Reconciliations of the key metrics from U.S. GAAP to Adjusted Pro Forma are a derivative of the reconciliations of their components above.

EVERCORE PARTNERS INC.

ADJUSTED PRO FORMA SEGMENT RECONCILIATION TO U.S. GAAP

FOR THE THREE MONTHS ENDED MARCH 31, 2011

(dollars in thousands)

(UNAUDITED)

	Investment Banking Segment
	Three Months Ended March 31, 2011
	Non-GAAP Adjusted Pro Forma Basis	Adjustments		U.S. GAAP Basis
Net Revenues:
Investment Banking Revenue	$80,201	$2,851	(1)(2)	$83,052
Other Revenue, net	380	(1,053	)(3)	(673)

Net Revenues	80,581	1,798		82,379

Expenses:
Employee Compensation and Benefits	47,475	5,887	(4)	53,362
Non-compensation Costs	14,213	4,102	(8)	18,315

Total Expenses	61,688	9,989		71,677

Operating Income from Continuing Operations	$18,893	$(8,191)		$10,702

Compensation Ratio (a)	59%			65%
Operating Margin (a)	23%			13%

	Investment Management Segment
	Three Months Ended March 31, 2011
	Non-GAAP Adjusted Pro Forma Basis	Adjustments		U.S. GAAP Basis
Net Revenues:
Investment Management Revenue	$24,724	$720	(1)(2)	$25,444
Other Revenue, net	165	(890	)(3)	(725)

Net Revenues	24,889	(170)		24,719

Expenses:
Employee Compensation and Benefits	14,919	816	(4)	15,735
Non-compensation Costs	7,501	421	(8)	7,922

Total Expenses	22,420	1,237		23,657

Operating Income from Continuing Operations	$2,469	$(1,407)		$1,062

Compensation Ratio (a)	60%			64%
Operating Margin (a)	10%			4%

(a)	Reconciliations of the key metrics from U.S. GAAP to Adjusted Pro Forma are a derivative of the reconciliations of their components above.

Notes to Unaudited Condensed Consolidated Adjusted Pro Forma Financial Data

(1)	The Company has reflected the reclassification of client related expenses and expenses associated with revenue sharing engagements with third parties as a reduction of revenue.

(2)	Income (Loss) from Equity Method Investments is included within Revenue as the Company’s Management believes it is a more meaningful presentation.

(3)	Interest Expense on Long-term Debt is excluded from the Adjusted Pro Forma Investment Banking and Investment Management segment results and is included in Interest Expense in the segment results on a U.S. GAAP Basis.

(4)	The Company incurred expenses from the modification of Evercore LP Units and related awards, which primarily vest over a five-year period.

(5)	The Company incurred expenses from the vesting of IPO related restricted stock unit awards relating to the June 2011 offering.

(6)	Expenses for deferred share-based and cash consideration and retention awards associated with the acquisition of Lexicon, as well as base salary adjustments for Lexicon employees for the period preceding the acquisition.

(7)	Expenses related to the charge associated with lease commitments for exited office space in conjunction with the acquisition of Lexicon as well as for an introducing fee in connection with the Lexicon acquisition.

(8)	Non-compensation Costs on an Adjusted Pro Forma basis reflect the following adjustments;

	Three Months Ended March 31, 2012
	Investment Banking	Investment Management	Total Segments	Adjustments		U.S. GAAP
Occupancy and Equipment Rental	$6,594	$1,651	$8,245	$—		$8,245
Professional Fees	4,698	1,871	6,569	487	(1)	7,056
Travel and Related Expenses	5,036	573	5,609	1,124	(1)	6,733
Communications and Information Services	2,220	501	2,721	67	(1)	2,788
Depreciation and Amortization	1,350	1,684	3,034	2,328	(8a)	5,362
Acquisition and Transition Costs	19	54	73	—		73
Other Operating Expenses	3,094	811	3,905	52	(1)	3,957

Total Non-compensation Costs from Continuing Operations	$23,011	$7,145	$30,156	$4,058		$34,214

	Three Months Ended December 31, 2011
	Investment Banking	Investment Management	Total Segments	Adjustments		U.S. GAAP
Occupancy and Equipment Rental	$5,389	$1,341	$6,730	$—		$6,730
Professional Fees	5,003	1,460	6,463	1,649	(1)	8,112
Travel and Related Expenses	5,379	594	5,973	1,414	(1)	7,387
Communications and Information Services	2,232	483	2,715	40	(1)	2,755
Depreciation and Amortization	1,265	1,644	2,909	3,955	(8a)	6,864
Acquisition and Transition Costs	225	928	1,153	—		1,153
Other Operating Expenses	3,050	996	4,046	595	(1)	4,641

Total Non-compensation Costs from Continuing Operations	$22,543	$7,446	$29,989	$7,653		$37,642

	Three Months Ended March 31, 2011
	Investment Banking	Investment Management	Total Segments	Adjustments		U.S. GAAP
Occupancy and Equipment Rental	$3,473	$1,645	$5,118	$—		$5,118
Professional Fees	3,420	1,879	5,299	2,682	(1)	7,981
Travel and Related Expenses	2,892	514	3,406	1,107	(1)	4,513
Communications and Information Services	1,452	539	1,991	53	(1)	2,044
Depreciation and Amortization	730	1,675	2,405	552	(8a)	2,957
Acquisition and Transition Costs	407	126	533	—		533
Other Operating Expenses	1,839	1,123	2,962	129	(1)	3,091

Total Non-compensation Costs from Continuing Operations	$14,213	$7,501	$21,714	$4,523		$26,237

(8a)	Reflects expenses associated with amortization of intangible assets acquired in the Protego, Braveheart, SFS and Lexicon acquisitions.

(9)	Evercore is organized as a series of Limited Liability Companies, Partnerships, a C-Corporation and a Public Corporation and therefore, not all of the Company’s income is subject to corporate level taxes. As a result, adjustments have been made to decrease Evercore’s effective tax rate to approximately 38% for the three months ended March 31, 2012. These adjustments assume that the Company has adopted a conventional corporate tax structure and is taxed as a C-Corporation in the U.S. at the prevailing corporate rates, that all deferred tax assets relating to foreign operations are fully realizable within the structure on a consolidated basis and that, historically, adjustments for deferred tax assets related to the ultimate tax deductions for equity-based compensation awards are made directly to stockholders’ equity.

(10)	Reflects adjustment to eliminate noncontrolling interest related to all Evercore LP partnership units which are assumed to be converted to Class A common stock.

(11)	Assumes the vesting of all Evercore LP partnership units and IPO related restricted stock unit awards. In the computation of outstanding common stock equivalents for U.S. GAAP net income per share, the unvested Evercore LP partnership units are anti-dilutive and the IPO related restricted stock unit awards are excluded from the calculation prior to the June 2011 offering.